Electronically Filed
08/22/2014 10:56:37 AM

CLERK OF THE COURT

DISTRICT COURT

CLARK COUNTY, NEVADA

ASIA PROPERTIES, INC., a Nevada corporation,

Plaintiff,

v.

APPINERO, LLC, a Wyoming limited liability company; JAMES B. KAUFMAN, an individual; DAVID M. LOFLIN, an individual; DOES 1 through 10, inclusive, and ROE CORPORATIONS, 1 through 10, inclusive,

Defendants.

Case No. A698618
Dept No. 32

ORDER SETTING CIVIL NON-JURY TRIAL, PRE-TRIAL/CALENDAR CALL

IT IS HEREBY ORDERED THAT:

A. The above entitled case is set for trial on a **five week** stack to begin on **Monday, August 3, 2015, at 1:30 P.M.**

B. A Pre-Trial/Calendar Call with the designated attorney and/or parties in proper person will be held on **Thursday, July 16, 2015, at 11:00 A.M.** As a courtesy to counsel and parties, please note that Calendar Call for Department 32 is scheduled to be held in **courtroom 3C,** however, please check courthouse monitors for any change in location.

C. The Pre-trial Memorandum must be filed prior to the Pre-Trial/Calendar Call, with a

RECEIVED
AUG 22 2014
CLERK OF THE COURT

courtesy copy delivered to Department 32 Chambers. All parties, (Attorneys and parties in Proper Person) must comply with EDCR 2.67.

D. All discovery deadlines, deadlines for filing dispositive motions and motions to amend the pleadings or add parties are controlled by the previously issued Scheduling Order.

E. Pursuant to EDCR 2.35, a motion to continue trial due to any discovery issues or deadlines must be made before the Discovery Commissioner.

F. Pursuant to EDCR 2.47, all motions in limine to exclude or admit evidence must be in writing and filed not less than **45 days** prior to the date set for trial and must be heard not less than **14** days prior to trial.

Orders shortening time will not be signed except in extreme emergencies and an upcoming trial date is not considered an extreme emergency in this context.

> Failure of the designated trial attorney or any party appearing in proper person to appear for any court appearances or to comply with this Order shall result in any of the following: (1) dismissal of the action (2) default judgment; (3) monetary sanctions; (4) vacation of trial date; and/or any other appropriate remedy or sanction.

Counsel must advise the Court immediately when the case settles or is otherwise resolved prior to trial. A Stipulation which terminates a case by dismissal shall also indicate whether a Scheduling Order has been filed and if a trial date has been set, and the date of that trial. A copy should be given to Chambers.

DATED: August 20, 2014

Rob Bare
Judge, District Court, Department 32

CERTIFICATE OF SERVICE

I hereby certify that on or about the date e-filed, this document was mailed or a copy of this Order was placed in the attorney's folder in the clerk's Office or mailed to the proper person as follows:

T. James Truman, Esq., T. James Truman & Associates
James W. Claflin, Esq., Claflin Law Ltd.

Tara Duenas
Judicial Executive Assistant